Exhibit 9(c)

                           Shareholder Servicing Plan


                         SHAREHOLDER SERVICING FEE PLAN

WHEREAS, Albemarle Investment Trust, an unincorporated business trust organized and existing under the laws of the Commonwealth of Massachusetts (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest (the "Shares"), in separate series representing the interests in separate funds of securities and other assets; and

WHEREAS, the Trust has issued and intends to offer a series of such Shares representing interests in the North Carolina Tax Free Bond Fund (the "Series") of the Trust;

WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Non-Interested Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Trust and its shareholders, have approved this Plan by votes cast at a meeting called for the purpose of voting hereon and on any agreements related hereto; and

WHEREAS, the Trustees of the Trust wish to promote activities designed to benefit the shareholders of the Series and encourage individuals, firms, banks and investment advisors in those activities beneficial to the servicing and maintenance of shareholders of the Series;

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with the 1940 Act, on the following terms and conditions:

          1. Servicing Activities. Subject to the supervision of the Trustees of the Trust, the Trust may compensate individuals, firms, banks or investment advisors directly or indirectly for personal service and/or the maintenance of accounts of shareholders of the Series and other shareholder liaison services not otherwise provided by the Trust's custodian or transfer agent, including but not limited to, responding to shareholder inquiries, providing information on shareholders' investments in the Series, and providing such other shareholder services as the Trust may reasonably request; the Trust is authorized to engage in the activities listed above, and in any other activities primarily intended to result in servicing and maintenance of shareholders of the Series, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

         2. Maximum Expenditures. The expenditures to be made by the Trust pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Trustees of the Trust, but in no event may such expenditures exceed an amount calculated at the rate of 0.25% of the average annual net assets of the Series for each year or portion thereof included in the period for which the computation is being made, elapsed since the inception of this Plan to the date of such expenditures, and in no event may such expenditures paid by the Trust to any person who sells shares of the Series exceed an amount calculated at the rate of 0.25% of the average annual net asset value of such Shares. Such payments for servicing activities may be made directly by the Trust or to other persons with which the Trust has entered into agreements related to this Plan.

         3.       Term and Termination.

         (a) This Plan shall become effective on the date hereof. Unless terminated as herein provided, this Plan shall continue in effect for one year from the date hereof and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the Non-Interested Trustees, cast at a meeting called for the purpose of voting on such approval.

         (b) This Plan may be terminated at any time with respect to the Series by a vote of a majority of the Non-Interested Trustees or by a vote of a majority of the outstanding voting securities of the Series as defined in the 1940 Act.

         4. Amendments. This Plan may not be amended to increase materially the maximum expenditures permitted by Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Series as defined in the 1940 Act with respect to which a material increase in the amount of expenditures is proposed, and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 3(a) hereof.

         5. Quarterly Reports. The Treasurer of the Trust shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

         6. Record Keeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 5 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

         7. Limitation of Liability. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers or shareholders of the Trust personally, but shall bind only the assets and property of the Trust. The term "Albemarle Investment Trust" means and refers to the Trustees from time to time serving under the Agreement and Declaration of Trust of the Trust dated August 11, 1992, a copy of which is on file with the Secretary of The Commonwealth of Massachusetts. The execution and delivery of this Agreement has been authorized by the Trustees, and this Agreement has been signed on behalf of the Trust by an authorized officer of the Trust, acting as such and not individually, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Agreement and Declaration of Trust.

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


Attest:                                        ALBEMARLE INVESTMENT TRUST



By____________________________________



Attest:                               THE NORTH CAROLINA TAX FREE BOND FUND



By___________________________________